                                    EXHIBIT 5

                              OPINION RE: LEGALITY

Micro Bio-Medics, Inc.                                         November 16, 1995
846 Pelham Parkway
Pelham Manor, New York 10803

Re:  Micro Bio-Medics, Inc.
     FORM S-4 REGISTRATION STATEMENT

Gentlemen:

     We have reviewed the Merger Agreement by and among Stone Medical Supply Corporation ("Stone"); Micro Bio-Medics, Inc. ("MBM"), Diagnostic Leasing Corp. ("DLC") and Andrew D. Stone pursuant dated November 2, 1995, Certificate of Incorporation and amendments thereto, By-Laws (as amended), corporate proceedings and other documents of MBM and DLC and based upon the foregoing, it is our opinion that the securities being registered with the Securities and Exchange Commission pursuant to the Form S-4 Registration Statement of which this opinion is an exhibit thereto, will, when issued upon consummation of the Merger, be legally issued, fully paid and non-assessable.

     No consents, approvals, authorizations or orders of agencies, officers or other regulatory authorities are necessary for the valid authorization, issuance or sale of the shares hereunder, except as such may be required under the Securities Act of 1933, as amended, or state securities, or Blue Sky laws.

     We consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and further consent to the reference made to us under the caption "Legal Matters" in the Prospectus/Proxy Statement constituting a part of such Registration Statement. Nothing contained herein shall be considered an omission that we are deemed an expert within the meaning of the Securities Act of 1933, as amended.

                                   Very truly yours,

                                   LESTER MORSE P.C.


                                   /s/ Steven Morse
                                   ------------------
                                   Steven Morse


SM:ag